WIDEPOINT CORPORATION
Midwest Office Center
18W100 22nd Street, Suite 124
Oakbrook Terrace, Illinois 60181

November 10, 2011

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of WidePoint Corporation, which will be held at 10:00 a.m., EST, on Monday, December 19, 2011 at the Washington, D.C. offices of Foley & Lardner LLP, located at 3000 K Street N.W., Sixth Floor, Washington D.C. 20007.

The accompanying notice of meeting and proxy statement describe the matters to be voted on at the meeting.

YOUR VOTE IS IMPORTANT.  We invite you to attend the meeting in person. If attending the meeting is not feasible, we encourage you to read the proxy statement and vote your shares as soon as possible.  A return envelope for your proxy card is enclosed for convenience.  Most stockholders will also have the option of voting via the Internet or by telephone.  Specific instructions on how to vote via the Internet or by telephone are included on the proxy card.

Sincerely,

Steve L. Komar
Chairman of the Board, President and Chief Executive Officer

WIDEPOINT CORPORATION
Midwest Office Center
18W100 22nd Street, Suite 124
Oakbrook Terrace, Illinois 60181

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of WidePoint Corporation will be held on Monday, December 19, 2011 at 10:00 a.m., EST, at the Washington D.C. offices of Foley & Lardner LLP, located at 3000 K Street, N.W., Sixth Floor, Washington, D.C. 20007 to consider and vote on the following matters described in the accompanying proxy statement:

•	To elect the two persons named in the attached proxy statement as Class II directors to serve for a three-year period until the Annual Meeting of Stockholders in the year 2014;

•	To ratify the selection of Moss Adams LLP as the Company’s independent accountants; and

•	To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on November 4, 2011 are entitled to receive notice of, and to vote in person or by proxy at, the Annual Meeting.

By order of the Board of Directors,

James T. McCubbin
Corporate Secretary

November 10, 2011

YOUR VOTE IS IMPORTANT

Please date, sign and promptly return the enclosed proxy so that your shares may be voted in accordance with your wishes.  Mail the proxy using the enclosed envelope, which requires no postage if mailed in the United States. The giving of the proxy does not affect your right to vote in person should you attend the meeting.

TABLE OF CONTENTS

Voting Procedures and Securities	2
Board Meetings – Committees of the Board	4
Director Independence	6
Identification and Evaluation of Director Candidates	6
Process for Communicating with Board Members	8
Director Attendance at Annual Meetings	8
Board Leadership Structure and Role in Risk Oversight	8
Proposal One – Election of Directors	9
Proposal Two – Independent Accountants	15
Audit Committee Report	15
Independent Registered Certified Public Accounting Firm Fees and Services	16
Principal Stockholders	18
Section 16(A) Beneficial Ownership Reporting Compliance	21
Executive Officers	22
Executive Compensation	23
Other Information	32
Other Matters	32

WIDEPOINT CORPORATION
Midwest Office Center
18W100 22nd Street, Suite 124
Oakbrook Terrace, Illinois 60181

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of WidePoint Corporation, a Delaware corporation (referred to herein as “WidePoint,” the “Company,” “we” or “our”), of proxies of stockholders to be voted at the Annual Meeting of Stockholders to be held at the Washington, D.C. offices of Foley & Lardner LLP, located at 3000 K Street, N.W., Sixth Floor, Washington, D.C. 20007 at 10:00 a.m., EST, on Monday, December 19, 2011, and any and all adjournments thereof.

Any stockholder executing a proxy retains the right to revoke it at any time prior to its being exercised by giving written notice to the Secretary of the Company.

This Proxy Statement and the accompanying proxy are being mailed or given to stockholders of the Company on or about November 10, 2011.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON DECEMBER 19, 2011

The 2010 Annual Report on Form 10-K and proxy statement of WidePoint Corporation are available online at www.widepoint.com.   For directions to the Annual Meeting, please contact James McCubbin at jmccubbin@widepoint.com or at (703) 349-2577.

VOTING PROCEDURES AND SECURITIES

Your Vote is Very Important

Whether or not you plan to attend the meeting, please take the time to vote your shares as soon as possible.  Your prompt voting via the Internet, telephone or mail may save us the expense of a second mailing.

Vote Required, Abstentions and Broker Non-Votes

Shares of WidePoint common stock represented by proxy will be voted according to the instructions, if any, given in the proxy.  Unless otherwise instructed, the person or persons named in the proxy will vote (1) FOR the election of the nominees for director listed herein (or their substitutes in the event any of the nominees is unavailable for election); (2) FOR the ratification of the selection of Moss Adams LLP as the independent accountants for the Company for the current fiscal year; and (3) in their discretion, with respect to such other business as may properly come before the meeting.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed by the Company for the meeting.  A quorum of stockholders is necessary to hold a valid meeting.  A quorum will be present if at least a majority of the outstanding shares of common stock of the Company entitled to vote are present at the Annual Meeting in person or by proxy.  Directors are elected by a plurality of the votes cast at the Annual Meeting, which means that the two nominees who receive the highest number of properly executed votes will be elected as directors, even if those nominees do not receive a majority of the votes cast.  The ratification of the appointment of Moss Adams LLP as the Company’s independent accountants requires the affirmative vote of the majority of the votes present, in person or by proxy, and voting at the Annual Meeting.

The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote.  Your broker, bank or other nominee is permitted to vote your shares on the ratification of the appointment of Moss Adams LLP as our independent auditor without receiving voting instructions from you. In contrast, the election of directors is a "non-discretionary" item. This means brokerage firms that have not received voting instructions from their clients on this proposal may not vote on the election of directors. These "broker non-votes" will be included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for directors because in tabulating the voting results, shares that constitute broker non-votes are not considered votes cast on that proposal.

The cost of soliciting proxies will be borne by the Company.  Proxies may be solicited by directors, officers, regular employees or other agents of the Company in person or by telephone.  We have retained American Stock Transfer & Trust Company to assist in the solicitation of proxies.  American Stock Transfer & Trust Company will charge approximately [$4,000], plus out-of-pocket expenses for this service.

Shares Outstanding

As of November 4, 2011, the record date for determining stockholders entitled to vote at the Annual Meeting, a total of 62,930,873 shares of common stock of the Company, par value $.001 per share, which is the only class of voting securities of the Company, were issued and outstanding.  All holders of record of the common stock as of the close of business on November 4, 2011, are entitled to one vote for each share held when voting at the Annual Meeting, or any adjournment thereof, upon the matters listed in the Notice of Annual Meeting.  Cumulative voting is not permitted.

Other Business

The Board knows of no other matters to be presented for stockholder action at the meeting.  If other matters are properly brought before the meeting, the persons named as proxies in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

BOARD MEETINGS – COMMITTEES OF THE BOARD

The Board of Directors held four meetings during 2010.  During this period, all of the directors attended or participated in more than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all Committees of the Board of Directors on which each such director served.

The Board currently has the following Committees: Audit; Corporate Governance and Nominating; and Compensation.  Each Committee consists entirely of independent, non-employee directors in accordance with the listing standards of the NYSE Amex.  Membership and principal responsibilities of the Board Committees are described below.  Each Committee of the Board has adopted a charter and each such charter is available free of charge on our website, www.widepoint.com, or by writing to WidePoint Corporation, Midwest Office Center, 18W100 22nd Street, Suite 124, Oakbrook Terrace, Illinois 60181, c/o Corporate Secretary.

Audit Committee

The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities and Exchange Act of 1934. The members of the Audit Committee are:

•	Morton S. Taubman (Chair)
•	James M. Ritter
•	George W. Norwood

           The Audit Committee met four times in 2010.  The primary functions of this Committee are to: appoint (subject to ratification by stockholders), and be directly responsible for the compensation, retention and oversight of, the firm that will serve as the Company’s independent accountants to audit our financial statements and to perform services related to the audit (including the resolution of disagreements between management and the independent accountants regarding financial reporting, if any); review the scope and results of the audit with the independent accountants; review with management and the independent accountants, prior to the filing thereof, the annual and interim financial results (including Management’s Discussion and Analysis) to be included in our Forms 10-K and 10-Q, respectively; consider the adequacy and effectiveness of our internal accounting controls and auditing procedures; review, approve and thereby establish procedures for the receipt, retention and treatment of complaints received by WidePoint regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; review and approve related person transactions in accordance with the policies and procedures of the Company; and consider the accountants’ independence and establish policies and procedures for pre-approval of all audit and non-audit services provided to WidePoint by the independent accountants who audit its financial statements.  At each meeting, Committee members may meet privately with representatives of Moss Adams LLP, our independent accountants, and with WidePoint’s Executive Vice President and Chief Financial Officer.

The Board of Directors has determined that Messrs. Taubman, Ritter and Norwood each meet the definition of "independent directors" for purposes of serving on an audit committee under applicable rules of the Securities and Exchange Commission and the listing standards of the NYSE Amex.  In addition, the Board has determined that Mr. Taubman, satisfies the “financially sophisticated” requirements set forth in the listing standards of the NYSE Amex and has designated Mr. Taubman as the “audit committee financial expert,” as such term is defined in the rules and regulations of the Securities and Exchange Commission.

Corporate Governance and Nominating Committee

The members of the Corporate Governance and Nominating Committee are:

•	James M. Ritter (Chair)
•	Morton S. Taubman
•	Otto J. Guenther

The Corporate Governance and Nominating Committee met one time in 2010. The primary functions of this Committee are to: identify individuals qualified to become Board members and recommend to the Board the nominees for election to the Board at the next Annual Meeting of Stockholders; review annually and recommend changes to the Company’s Corporate Governance Guidelines; lead the Board in its annual review of the performance of the Board and its Committees; review policies and make recommendations to the Board concerning the size and composition of the Board, the qualifications and criteria for election to the Board, retirement from the Board, compensation and benefits of non-employee directors, the conduct of business between WidePoint and any person or entity affiliated with a director, and the structure and composition of Board Committees; and review WidePoint’s  policies and programs relating to compliance with its Code of Business Conduct and such other matters as may be brought to the attention of the Committee regarding WidePoint’s role as a responsible corporate citizen. See “Identification and Evaluation of Director Candidates” and “Director Compensation” in this proxy statement.

Compensation Committee

The members of the Compensation Committee are:

•	James M. Ritter (Chair)
•	Morton S. Taubman
•	George W. Norwood

The Compensation Committee met two times in 2010.  The primary functions of this Committee are to: evaluate and approve executive compensation plans, policies and programs, including review of relevant corporate and individual goals and objectives, as submitted by the CEO; evaluate the CEO’s performance relative to established goals and objectives and, together with the other independent directors, determine and approve the CEO’s compensation level based on this evaluation; review and approve the annual salary and other remuneration of all other officers; review the management development program, including executive succession plans; review with management, prior to the filing thereof, the executive compensation disclosure included in this proxy statement; recommend individuals for election as officers; and review or take such other action as may be required in connection with the bonus, stock and other benefit plans of WidePoint and its subsidiaries.

DIRECTOR INDEPENDENCE

The listing standards of the NYSE Amex require that our Board be comprised of a majority of "independent directors" and that the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee each be comprised solely of "independent directors," as defined under the listing standards of the NYSE Amex.

The Company’s Corporate Governance and Nominating Committee conducts an annual review of the independence of the members of the Board and its Committees and reports its findings to the full Board of Directors. Based on the report and recommendation of the Corporate Governance Committee, the Board has determined that each of the Company’s non-employee directors—Messrs. Taubman, Ritter, Guenther, and Norwood—satisfy the independence criteria (including the enhanced criteria with respect to members of the Audit Committee) set forth in the listing standards of the NYSE Amex and Securities and Exchange Commission rules. Each Board Committee consists entirely of independent, non-employee directors.

IDENTIFICATION AND EVALUATION OF DIRECTOR CANDIDATES

The Corporate Governance and Nominating Committee is charged with seeking individuals qualified to become directors and recommending candidates for all directorships to the full Board of Directors. The Committee considers director candidates in anticipation of upcoming director elections and other potential or expected Board vacancies.

The Committee considers director candidates suggested by members of the Committee, other directors, senior management and stockholders.

Director candidates are reviewed by the Committee based on the needs of the Board and the Company’s various constituencies, their relative skills, characteristics and age, and against the following qualities and skills that are considered desirable for Board membership: their exemplification of the highest standards of personal and professional integrity; their independence from management under applicable securities laws, listing standards, and the Company’s Corporate Governance Principles; their experience and industry and educational background; their potential contribution to the composition, diversity and culture of the Board; and their ability and willingness to constructively challenge management through active participation in Board and Committee meetings and to otherwise devote sufficient time to Board duties.

The Committee’s charter includes diversity as one of the criteria used to evaluate director candidates.  The Corporate Governance and Nominating Committee may consider diversity in its broadest sense when evaluating candidates. Though we do not have a formal policy regarding how diversity will be considered in identifying potential director nominees, our Corporate Governance Guidelines direct that the evaluation of nominees should include (but not be limited to) an assessment of whether a nominee would provide the Board with a diversity of viewpoints, backgrounds, experiences, and other demographics.

In evaluating the needs of the Board, the Committee considers the qualifications of sitting directors and consults with other members of the Board, the CEO and other members of senior management. At a minimum, all recommended candidates must possess the requisite personal and professional integrity, meet any required independence standards, and be willing and able to constructively participate in, and contribute to, Board and Committee meetings. Additionally, the Committee conducts regular reviews of current directors whose terms are nearing expiration, but who may be proposed for re-election, in light of the considerations described above and their past contributions to the Board.

The Corporate Governance and Nominating Committee has adopted a policy pursuant to which a stockholder who has owned at least 5% of the Company’s outstanding shares of common stock for at least two years may recommend a director candidate that the Committee will consider when there is a vacancy on the Board either as a result of a director resignation or an increase in the size of the Board.  Such recommendation must be made in writing addressed to the Chairman of the Corporate Governance and Nominating Committee at the Company’s principal executive offices and must be received by the Chairman at least 120 days prior to the anniversary date of the release of the prior year’s proxy statement.

Although the Committee has not formulated any specific minimum qualifications that the Committee believes must be met by a nominee that the Committee recommends to the Board, the factors it will take into account will include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge.  There will be no differences between the manner in which the Committee evaluates a nominee recommended by a stockholder and the manner in which the Committee evaluates nominees recommended by other persons.

The Company did not receive in a timely manner, in accordance with the Securities and Exchange Commission’s requirements, any recommendation of a director candidate from a stockholder, or group of stockholders that beneficially owned more than 5% of the Company’s common stock for at least two years as of the date of recommendation.

PROCESS FOR COMMUNICATING WITH BOARD MEMBERS

Interested parties may communicate directly with the Board, or the presiding director for an upcoming meeting or the non-employee directors as a group, by writing to WidePoint Corporation, Midwest Office Center, 18W100 22nd Street, Suite 124, Oakbrook Terrace, Illinois 60181, c/o Corporate Secretary.  Communications may also be sent to individual directors at the above address.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

The Company has adopted a policy that each director should attempt to attend each Annual Meeting of Stockholders.  All members of the Board attended last year’s Annual Meeting of Stockholders.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Our Corporate Governance Guidelines allow flexibility as to whether the role of Chief Executive Officer and Chairman of the Board are separated or combined. The Board’s policy is to adopt the practice that best serves the Company at any point in time. At this time, the Board believes that combining the role of Chairman of the Board with the role of Chief Executive Officer provides the most effective and efficient leadership model for the Company.  Combining the Chairman and CEO roles fosters clear accountability, effective decision-making and alignment on corporate strategy. Currently, Steve L. Komar serves as our Chief Executive Officer and as our Chairman of the Board.

Because we have combined the Chairman and CEO roles, pursuant to our Corporate Governance Guidelines, our independent directors have designated Mr. Ritter to serve as the Presiding Independent Director to further strengthen our governance structure.  The Presiding Independent Director is responsible for coordinating the activities of the independent directors, calling for meetings or sessions of the independent directors, presiding at executive sessions and coordinating the agenda for such sessions with at least two such meetings being held annually, facilitating communications and functioning as principal liaison on Board-wide issues between independent directors and the Chairman of the Board, and when necessary, recommending the retention of outside advisors and consultants who report directly to Board.

Non-management members of the Board of Directors conduct at least two regularly scheduled meetings per year without members of management being present. Following an executive session of non-employee directors, the Presiding Independent Director may act as a liaison between the non-employee directors and the Chairman, provide the Chairman with input regarding agenda items for Board of Directors and Committee meetings, and coordinate with the Chairman regarding information to be provided to the non-employee directors in performing their duties.

The Board oversees the management of the risks inherent in the operation of the Company’s business. This is accomplished principally through the Audit Committee. Additionally, the Compensation Committee is responsible for overseeing the assessment of risks associated with the Company’s compensation policies and programs. Each of these committees receives and discusses reports regularly with members of management who are responsible for applicable day-to-day risk management functions of the Company, and reports regularly to the Board.  The Board’s, the Audit Committee’s and the Compensation Committees’ respective roles in our risk oversight process have not affected our Board leadership structure.

PROPOSAL ONE – ELECTION OF DIRECTORS

The Company’s Board is classified into three classes of directors, with approximately one-third of the directors serving in each such class of directors and with one class of directors being elected at each annual meeting of stockholders of the Company to serve for a term of three years or until the earlier expiration of the term of their class of directors or until their successors are elected and take office as provided below. To maintain the staggered terms of election of directors, stockholders of the Company are voting upon the election of two Class II directors to serve for a three-year period until the 2014 Annual Meeting of Stockholders.  As a result, stockholders will only vote on the election of the Class II director nominees at the Annual Meeting.

The Bylaws of the Company provide that the Board will determine the number of directors to serve on the Board.  The Company’s Board presently consists of seven members.

Proxies will be voted at the Annual Meeting, unless authority is withheld, FOR the election of the persons named below.  The Company does not contemplate that the persons named below will be unable or will decline to serve; however, if any such nominee is unable or declines to serve, the persons named in the accompanying proxy will vote for a substitute, or substitutes, in their discretion.

Class II Director Nominees for Three Year Terms That Will Expire at the 2014 Annual Meeting of Stockholders:

Name	Age	Position

Steve L. Komar	70	Chief Executive Officer, President, Director, and Chairman of the Board
James McCubbin	47	Executive Vice President, Chief Financial Officer, Secretary, Treasurer and Director

Steve L. Komar has served as a director since December 1997 and became Chairman of the Board in October 2001.  Mr. Komar has also served as Chief Executive Officer since December 2001.  From June 2000 until December 2001, Mr. Komar served as a founding partner of C-III Holdings, a development stage financial services company.  From 1991 to June 2000, Mr. Komar served as Group Executive Vice President of Fiserv, Inc., a company that provides advanced data processing services and related products to the financial industry.  From 1980 to 1991, Mr. Komar served in a number of financial management positions with Citigroup, including the role of Chief Financial Officer of Diners Club International and Citicorp Information Resources, respectively.  Mr. Komar is a graduate of the City University of New York with a Bachelor of Science Degree in Accounting and holds a Masters Degree in Finance from Pace University.

Mr. Komar brings extensive financial and operational management experience to the Board as a result of his past operational experience at several large firms where he held senior executive positions in areas including financial and operational management and mergers & acquisitions.  The financial and managerial skills he developed over a career that has spanned more than 45 years, as well as Mr. Komar’s experience as our Chairman of the Board and Chief Executive Officer, his knowledge of our Company as a result thereof, and his prior performance serving as a Board member of the Company, led the Board to conclude that he should continue to serve as a director of the Company.

James T. McCubbin has served as a director and as our Secretary since November 1998.  Since August 1998, Mr. McCubbin has also served as our Executive Vice President and Chief Financial Officer.  Prior to that time, from December 1997 to August 1998, Mr. McCubbin served as Vice President, Controller, Assistant Secretary and Treasurer.  Prior to the commencement of his employment with WidePoint in November 1997, Mr. McCubbin held various financial management positions with several companies in the financial and government sectors.  Mr. McCubbin also presently serves on the Board of Directors of Tianjin Pharmaceutical Company and is Chairman of its Audit Committee, Nominating Committee, and Compensation Committee.  Mr. McCubbin also serves on the Board of Directors of ProPhase Labs, Inc. and serves on their Audit Committee.  Mr. McCubbin was also on the Board of Directors of Redmile Entertainment until his resignation on March 1, 2008. Mr. McCubbin is a graduate of the University of Maryland with a Bachelor of Science Degree in Finance and a Masters Degree in International Management.

Mr. McCubbin brings extensive financial and corporate compliance expertise as well as internal knowledge of the Company as a result of his having over 13 years of experience with the Company.  Mr. McCubbin also has significant experience serving in financial managerial roles within a variety of organizations and membership on several boards of directors over the past 25 years.  These experiences and his prior performance as a Board member led the Board to conclude that he should continue to serve as a director of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE ABOVE NOMINEES AS DIRECTORS OF THE COMPANY.

Directors Not Being Elected in 2011:

        The directors whose terms are not expiring this year are listed below. They will continue to serve as directors for the remainder of their terms or until their respective successors are elected and qualified, or until their earlier death, resignation or removal. Information regarding each of such directors is provided below.

Class III Directors With Terms That Will Expire at the 2012 Annual Meeting of Stockholders:

Name	Age	Position

James Ritter	67	Director, Chairman of the Compensation and Nominating Committees
Otto Guenther	70	Director
George Norwood	69	Director

James M. Ritter has served as a director since December 1999 and served as Assistant Secretary of the Company from December 2002 until 2008.  Mr. Ritter is the Chairman of the Corporate Governance and Nominating Committee and the Compensation Committee and is also a member of the Audit Committee.   Mr. Ritter is the retired Corporate Headquarters Chief Information Officer of Lockheed Martin Corporation.  Prior to his retirement in February 2001, Mr. Ritter was employed at Lockheed Martin Corporation for over 32 years in various positions involving high level IT strategic planning and implementation, e-commerce development, integrated financial systems, and large-scale distributed systems.

Mr. Ritter brings to the Board extensive knowledge of information systems and managerial experience as a result of a career managing and building complex information technology systems.  This experience, as well as his independence from the Company, his prior performance as a Board member, and his service on other boards of directors, led the Board to conclude that he should continue to serve as a director of the Company.

Lieutenant General (Ret.) Otto J. Guenther has served as a director since his appointment on August 15, 2007.  General Guenther serves as a member of the Corporate Governance and Nominating Committee.  He joined the Board after a distinguished 34-year military career, including serving as the Army’s first chief information officer, followed by nearly a decade of exceptional leadership within the federal information technology industry. His key assignments included the following: commanding general for Fort Monmouth, NJ, and the Communications Electronics Command; program executive officer for the Army’s tactical communications equipment; project manager for the Tactical Automated Data Distribution System; and commander for the Defense Federal Acquisition Regulatory Council.  General Guenther recently retired from Northrop Grumman Mission Systems, where he served as the Sector Vice President and General Manager of Tactical Systems Division. While there, he oversaw battlefield digitization, command and control, and system engineering activities for the U.S. Army. Under his leadership, the division grew to approximately 1,650 employees across several locations and completed over $700 million in acquisitions. Previously General Guenther was general manager of Computer Associates International’s Federal Systems Group, a $300 million operation providing IT products and services to the federal market area.  General Guenther was awarded several honors by the U.S. Army, including the Distinguished Service Medal, Legion of Merit (Oak Leaf Cluster), Defense Superior Service Medal (Oak Leaf Cluster), Joint Service Medal, and Army Commendation Medal. Recognized for his work within the industry, he also received several Armed Forces Communications and Electronics Association awards and was inducted into the Government Computer News Hall of Fame.  General Guenther received a Bachelor of Science Degree in Economics from Western Maryland College, now called McDaniel College, and a Masters Degree in Procurement and Contracting from the Florida Institute of Technology.

General Guenther brings to the Board extensive knowledge of the federal marketplace as a result of a career that has spanned both military and informational technology industries.  In addition, General Guenther’s knowledge of federal infrastructure as well as experience in successful business development and board service is particularly valuable to the Company. This experience, as well as his independence from the Company and his prior performance as a Board member, led the Board to conclude that he should continue to serve as a director of the Company.

Major General (Ret.) George W. Norwood has served as a director since his appointment on August 15, 2007.  General Norwood serves as a member of the Audit Committee and the Compensation Committee.  General Norwood is currently President and Chief Executive Officer of Norwood & Associates, Inc. of Tampa, Fla., which maintains extensive international and U.S. networks of government, military and private sector contacts while providing technical and strategic planning expertise to corporations pursuing defense-related opportunities. General Norwood previously served as Deputy Chief of Staff for the United Nations Command and United States Forces in Korea from 1995 to 1997. He also served as the U.S. member of the United Nations Command’s Military Armistice Commission responsible for crucial general officer level negotiations with North Korea.  General Norwood served as Commander of the 35th Fighter Wing at Misawa Air Base in Japan in the early/mid-1990’s, and earlier as Deputy Inspector General and Director of Inspections for the U.S. Air Force in Washington, D. C. Other key assignments included the following: senior leadership positions in F-16 fighter wings in Europe; War Reserve Material and Munitions Planning, Programming, and Budgeting expert at the Pentagon; and F-16 fighter squadron Commander and Operations Officer at Nellis Air Force Base in Nevada. General Norwood also served two combat tours in Southeast Asia in A-1 and F-4 aircraft.  General Norwood currently serves on the boards of directors of Airborne Tactical Advantage Company and Scalable Network Technologies. He is also on the board of strategic advisors of AtHoc, Inc. General Norwood received a Bachelor of Science Degree in Mathematics from San Diego State University and a Masters Degree in Business Administration from Golden Gate University. He is also a graduate of the National War College and Defense Language Institute.

General Norwood brings to the Board extensive knowledge of the federal marketplace as a result of a career that has spanned both military and defense contracting.  General Norwood’s experience supporting the federal infrastructure as well as his experience in successful business development and board service is particularly valuable to the Company. This experience, as well as his independence from the Company and his prior performance as a Board member, led the Board to conclude that he should continue to serve as a director of the Company.

Class I Directors With Terms That Will Expire at the 2013 Annual Meeting of Stockholders:

Name	Age	Position

Ronald S. Oxley	64	Executive Vice President – Business Development, and Director
Morton Taubman	68	Director, Chairman of the Audit Committee

Morton S. Taubman has served as a director since his appointment on March 10, 2006 to serve out the remaining term of G.W. Norman Wareham, who resigned his position on March 7, 2006.  Mr. Taubman is also the Chairman of the Audit Committee and is a member of the Compensation Committee and the Corporate Governance and Nominating Committee.  Mr. Taubman has experience as a certified public accountant and is currently an attorney with expertise in corporate law, government contracting and international relations.  Prior to forming Leser Hunter Taubman & Taubman law firm, Mr. Taubman was the senior vice president and general counsel to DIGICON Corporation, an IT and telecommunications company. Before joining DIGICON, he was a senior partner at Ginsburg, Feldman and Bress, LLP, an established Washington, D.C. firm that provided expertise in tax, telecommunications, litigation, federal regulatory issues, capital reformation, government contracting and international issues. Before that, he was a founding partner at a number of law firms, was the partner-in-charge of the Washington D.C. office of Laventhol & Harworth, in charge of the Washington, D.C. tax department at Coopers & Lybrand and a special agent with the U.S. Treasury Department.  Mr. Taubman has been an adjunct law professor for more than 15 years at Georgetown University and George Washington University.  He presently also serves as special corporate counsel to Global Options Group, Inc. and Global Options, Inc., companies focusing on U.S. federal security services and as general counsel to Interior Systems, Inc. d/b/a ISI Professional Services, a United States federal contractor.  He holds a Bachelor of Science Degree in Accounting from the University of Baltimore, a Juris Doctor Degree from the University of Baltimore Law School, and a Masters of Law Degree from Georgetown University.

Mr. Taubman brings to the Board financial expertise and is qualified as an audit committee financial expert.  Mr. Taubman also brings to the Board a wealth of experience as a financial and legal professional serving as a partner at both major auditing and legal firms.  This experience, as well as his independence from the Company and his prior performance as a Board member, led the Board to conclude that he should serve as a director of the Company.

Ronald S. Oxley has served as a director since his appointment on August 15, 2006.  Mr. Oxley became the Executive Vice President – Sales, Marketing and Business Strategies for the Company in May 2008 and as a result, resigned from his position as Chairman of the Corporate Governance and Nominating Committee, and member of the Audit Committee and Compensation Committee.  Mr. Oxley has had a distinguished career within the U.S. federal government and industry. His U.S. federal government career spanned almost 28 years with the Office of the Secretary of Defense and with the Departments of the Navy, Army and Air Force where he held various senior level executive positions. The last nine years of his federal career were at the Office of the Secretary of Defense where he monitored the development of the office’s defense-wide strategic vision and implementation plan for command, control, communications, intelligence, surveillance and reconnaissance. Subsequent to his U.S. federal government career he also successfully honed his business skills as a senior level executive with several prominent U.S. federal government contractors that included Litton/PRC, Emergent Information Technologies, and L-3 Communications.  Mr. Oxley served as an executive vice president of ARC International Corporation. ARC specializes in providing domestic and international middle-market and emerging growth companies with a broad range of strategic advisory services.  Prior to joining ARC in 2004, Mr. Oxley was president and general manager of L-3 Communications Analytics Corporation based in Vienna, Virginia. L-3 Communications is a provider of information technology solutions to both industry and government, primarily in the aerospace and defense arena.  Mr. Oxley served in the same capacity at Emergent Information Technologies, Inc. prior to being acquired by L-3 Communications in November 2001. He came to Emergent in April 2000 from Litton/PRC Inc, where he was senior vice president of business development and marketing.  Before joining Litton/PRC in 1996, Mr. Oxley spent more than 28 years in the U.S. federal government, during which he was awarded a series of Meritorious Service Awards and was nominated for a Presidential Executive Career Award in 1996.  Mr. Oxley holds a top secret SCI clearance with life style polygraph. He holds a Masters of Science Degree in Systems Management from the University of Southern California and a Bachelor of Science Degree in Business Administration from the California State University. He served in the U.S. Army from 1966 to 1968, including a tour of duty in Vietnam.

Mr. Oxley brings to the Board extensive knowledge of the federal marketplace as a result of a career that has spanned both U.S. federal government and business enterprises.  Mr. Oxley’s knowledge of federal infrastructure as well as his experience in successful business development and board service, together with his prior performance as a Board member, led the Board to conclude that he should continue to serve as a director of the Company.

PROPOSAL TWO – INDEPENDENT ACCOUNTANTS

The Audit Committee is recommending that stockholders ratify its appointment of Moss Adams LLP as independent accountants for WidePoint to audit its consolidated financial statements for the fiscal year ending December 31, 2011 and to perform audit-related services, including review of our quarterly interim financial information, periodic reports and registration statements filed with the Securities and Exchange Commission and consultation in connection with various accounting and financial reporting matters. The stockholder vote is not binding on the Audit Committee. If the appointment of Moss Adams LLP is not ratified by stockholders, the Audit Committee will evaluate the basis for the stockholders' vote when determining whether to continue the firm's engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of Moss Adams LLP is ratified, the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of our Company and our stockholders.

Moss Adams LLP provided audit and other services in 2011 for the Company’s audit of its consolidated financial statements for the fiscal year ended December 31, 2010.  Moss Adams LLP also provided audit and other services in 2010 for the Company’s audit of its consolidated financial statements for the fiscal year ended December 31, 2009.

A resolution will be presented at the Annual Meeting to ratify the appointment of Moss Adams LLP to serve as the Company’s independent public accountants for the fiscal year ending December 31, 2011.  A representative of Moss Adams LLP will be available either via phone or in person at the Annual Meeting to answer appropriate questions concerning the Company’s financial statements and to make a statement if he desires to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE RATIFICATION OF THE COMPANY’S AUDITORS.

AUDIT COMMITTEE REPORT

The Audit Committee has: (a) reviewed and discussed the audited financial statements with the management of the Company; (b) discussed with the Company’s independent auditors, Moss Adams LLP, the matters required to be discussed by Statement on Auditing Standards No. 61; (c) received from the Company’s independent auditors the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board, and has discussed with the Company’s independent auditors their independence; and (d) based on the review and discussions referred to in clauses (a), (b) and (c) above, recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2010.

The foregoing report is submitted by the members of the Audit Committee:

Morton S. Taubman (Chairman)
James M. Ritter
George W. Norwood

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Audit Committee Policies and Procedures For Pre-Approval of Independent Auditor Services

The following describes the Audit Committee’s policies and procedures regarding pre-approval of the engagement of the Company’s independent auditor to perform audit as well as permissible non-audit services for the Company.

For audit services, the independent auditor will provide the Committee with an engagement letter during the March-May quarter of each year outlining the scope of the audit services proposed to be performed in connection with the audit of the current fiscal year.  If agreed to by the Committee, the engagement letter will be formally accepted by the Committee at an Audit Committee meeting held as soon as practicable following receipt of the engagement letter.  The independent auditor will submit to the Committee for approval an audit services fee proposal after acceptance of the engagement letter.

For non-audit services, Company management may submit to the Committee for approval (during May through September of each fiscal year) the list of non-audit services that it recommends the Committee engage the independent auditor to provide for the fiscal year.  The list of services must be detailed as to the particular service and may not call for broad categorical approvals.  Company management and the independent auditor will each confirm to the Audit Committee that each non-audit service on the list is permissible under all applicable legal requirements.  In addition to the list of planned non-audit services, a budget estimating non-audit service spending for the fiscal year may be provided.  The Committee will consider for approval both the list of permissible non-audit services and the budget for such services.  The Committee will be informed routinely as to the non-audit services actually provided by the independent auditor pursuant to this pre-approval process.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to its Chairman the authority to amend or modify the list of approved permissible non-audit services and fees.  The Chairman will report any action taken pursuant to this delegation to the Committee at its next meeting.

All audit and non-audit services provided to the Company are required to be pre-approved by the Committee.  The Chief Financial Officer of the Company will be responsible for tracking all independent auditor fees against the budget for such services and report at least annually to the Audit Committee.

Audit Fees

The Company paid Moss Adams LLP approximately $30,400 in fees for audit and review work for fiscal year 2009 that was paid in fiscal year 2009 and an additional $18,100 in fees for audit and review work for fiscal year 2009 that was paid in fiscal year 2010.  The Company paid Moss Adams LLP approximately $32,200 in fees for audit and review work for fiscal year 2010 that was paid in fiscal year 2010 and an additional $20,000 in fees for audit and review work for fiscal year 2010 that was paid in fiscal year 2011.   The Company will pay Moss Adams LLP in 2011 approximately $81,800 in audit and review fees for work associated with the Company’s fiscal year 2010 audit.

Audit-Related Fees

The Company did not pay Moss Adams LLP any audit-related fees for fiscal year 2009 or 2010.

Tax Fees

The Company did not pay Moss Adams LLP any tax fees in 2009.  The Company paid Moss Adams LLP in 2010 approximately $9,300 in tax fees for work associated with the Company’s fiscal year 2009 Internal Revenue Code Section 382 tax analysis.

All Other Fees

The Company did not pay Moss Adams LLP any nonaudit fees for fiscal year 2009.  The company paid Moss Adams LLP approximately $3,200 in nonaudit fees for fiscal year 2010 in fiscal year 2011 and will pay Moss Adams LLP in 2011 approximately $10,000 in additional nonaudit fees.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners (Greater than 5% Holders)

The following table sets forth information as to those holders (other than officers and directors) known to WidePoint to be the beneficial owners of more than 5% of the outstanding shares of common stock as of November 4, 2011.  The calculation of the percentage of outstanding shares is based on 62,930,873 shares outstanding as of November 4, 2011.

Names and Complete Mailing Address	Number of Shares of Common Stock	Percent of Common Stock Outstanding
Citigroup Inc., Citigroup Global Markets, Inc., Citigroup Financial Products Inc and Citigroup Global Markets Holdings Inc. 388 Greenwich Street New York, NY 10013	3,495,921	5.6% (1)
Samuel Andrew Donaldson and Janice Smith Donaldson 1121 Crest Lane McLean, Virginia, 22101	3,545,799	5.6% (2)
Ilex Partners, L.L.C., Steinhardt Overseas Management, L.P., and Michael H. Steinhardt 650 Madison Avenue, 17th Floor New York, New York 10022	3,486,868	5.5% (3)
Ewing & Partners, Timothy G. Ewing, Ewing Asset Management, LLC and Endurance General Partners, L.P. 4515 Cole Avenue - Suite 808 Dallas, TX 75205	3,280,500	5.2% (4)

(1)           Citigroup Inc, Citigroup Global Markets, Citigroup Financial Products Inc., and Citigroup Global Markets Holdings Inc. have no sole voting power in respect of the shares listed above; shared voting power in respect of all shares listed above; no sole dispositive power in respect of the shares listed above; and shared dispositive power in respect of all the shares listed above.  Information based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 4, 2011.

(2)           Samuel Andrew Donaldson and Janice Smith Donaldson  have no sole voting power in respect of the shares listed above; shared voting power in respect of all shares listed above; no sole dispositive power in respect of the shares listed above; and shared dispositive power in respect of all the shares listed above.
Information based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on March 15, 2011.

(3)            Ilex Partners, L.L.C., Steinhardt Overseas Management, L.P., and Michael H. Steinhardt have no sole voting power in respect of the shares listed above; shared voting power in respect of the shares listed above; no sole dispositive power in respect of the shares listed above; and shared dispositive power in respect of all the shares listed above. Information based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2011.

(4)           Ewing & Partners is deemed a beneficial owner of the shares listed above and each of the other listed persons or entities is deemed a beneficial owner of 3,240,500 of the shares listed above, which includes 2,312,260 shares owned by Endurance Partners (Q.P.), L.P. and 928,240 shares owned by Endurance Partners, L.P.  Information based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2009.

Security Ownership of Directors and Executive Officers

The following table sets forth the number of shares of our common stock beneficially owned as of November 4, 2011 each director, director nominee and each executive officer named in the Summary Compensation Table herein.  In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote or transfer, except as otherwise noted, and shares underlying warrants and stock options that are exercisable currently or within 60 days.  The calculation of the percentage of outstanding shares is based on 62,930,873 shares outstanding as of November 4, 2011.

Directors, Director Nominees and Executive Officers	Number of Shares of Common Stock (1)	Percent of Common Stock Outstanding (1)
Steve Komar (2)	1,959,203	3.1%
Morton Taubman (3)	62,000	*
James McCubbin (4)	1,600,203	2.5%
James Ritter (5)	140,500	*
Daniel Turissini (6)	1,192,471	1.9%
Ronald Oxley (7)	133,000	*
Jin Kang (8)	2,923,960	4.6%
Otto Guenther (9)	62,000	*
George Norwood (10)	62,000	*
All directors and officers as a group (9 persons)	8,135,337	12.9%
* Less than 1%.
____________________________
(1)           Assumes in the case of each stockholder listed above that all warrants or options held by such stockholder that are exercisable currently or within 60 days were fully exercised by such stockholder, without the exercise of any warrants or options held by any other stockholders.

(2)           Includes (i) 641,100 shares owned directly by Mr. Komar, (ii) 525,000 shares subject to exercisable options to purchase shares from the Company, and (iii) 793,103 shares held by SLK Diversified L.P., a limited partnership controlled by Mr. Komar, as a result of which such shares are held by Mr. Komar indirectly. Does not include 250,000 unvested shares owned directly by Mr. Komar.

(3)           Includes 62,000 shares subject to exercisable options to purchase shares from the Company.

(4)           Includes 1,600,203 shares owned directly by Mr. McCubbin.  Does not include 250,000 unvested shares owned directly by Mr. McCubbin.

(5)           Includes (i) 65,500 shares owned directly by Mr. Ritter, (ii) 50,000 shares of common stock that may be purchased by him at a price of $0.13 per share through December 31, 2013, under an option granted on December 31, 2003, and (iii) 25,000 shares of common stock that may be purchased by him at a price of $0.54 per share through May 11, 2019, under an option granted on May 11, 2009.

(6)           Includes (i) 722,471 shares owned directly by Mr. Turissini, and (ii) 470,000 shares subject to exercisable options to purchase shares from the Company.

(7)            Includes (i) 71,000 shares owned directly by Mr. Oxley, and (ii) 62,000 shares subject to exercisable options to purchase shares from the Company.  Does not include 250,000 shares that may be purchased by Mr. Oxley at a price of $0.83 per share until July 25, 2018, pursuant to a stock option granted to him on May 11, 2009.

(8)            Includes (i) 2,608,960 shares owned directly by Mr. Kang, and (ii) 315,000 shares subject to exercisable options to purchase shares from the Company.

(9)            Includes 62,000 shares subject to exercisable options to purchase shares from the Company.

(10)            Includes 62,000 shares subject to exercisable options to purchase shares from the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission. Statements of Changes in Beneficial Ownership of Securities on Form 4 are generally required to be filed before the end of the second business day following the day on which the change in beneficial ownership occurred. Based on the Company's review of Forms 3 and 4 filed during 2010, all such Forms 3 and Forms 4 were filed on a timely basis.

EXECUTIVE OFFICERS

        Certain information regarding our executive officers is provided below:

Name	Age	Position

Steve L. Komar	70	Chief Executive Officer, Director, and Chairman of the Board
James McCubbin	47	Executive Vice President, Chief Financial Officer, Secretary, Treasurer and Director
Ronald S. Oxley	64	Executive Vice President – Business Development, and Director
Daniel E. Turissini	51	Chief Technology Officer and Chief Executive Officer and President – Operational Research Consultants, Inc.
Jin Kang	47	Chief Executive Officer and President of iSYS LLC

For information with respect to Steve L. Komar, James McCubbin and Ronald S. Oxley, please see the information about the members of our Board of Directors on the preceding pages.  There are no family relationships among any of our executive officers or directors.

Daniel E. Turissini has served as the Vice President and Chief Technology Officer of WidePoint since December 2005.  Mr. Turissini has also served as the Chief Executive Officer of ORC, a wholly-owned subsidiary, since our acquisition of ORC on October 25, 2004.  Mr. Turissini was a founding partner of ORC in 1991 and served as ORC’s principal operating officer since its inception.  An innovator in systems engineering and integration, Mr. Turissini has focused in the field of Information Assurance and Information Security while at ORC.  While under his leadership, ORC has played a key systems integrator role for the DoD Public Key Infrastructure (PKI), the standard information assurance program being implemented across all branches of the DoD.  From 1982 until 1991, Mr. Turissini held various systems engineering and acquisition management positions in support of the U.S. Federal Government with a variety of companies including Tracor Applied Sciences, Inc., National Technologies Associates, Inc., and Gibbs and Cox, Inc.  From 1981 to 1982, Mr. Turissini served in the Merchant Marine on various vessels as Engineer and Mate.  Mr. Turissini is a graduate of the U.S. Merchant Marine Academy with a Bachelor of Science Degree in Engineering and holds a Masters of Engineering Administration from The George Washington University.

Jin Kang serves as the Chief Executive Officer and President of iSYS, a wholly-owned subsidiary of the Company, since our acquisition of iSYS on January 4, 2008.  Mr. Kang founded the company in 1999 and has managed iSYS since its inception. Mr. Kang has over 20 years of professional experience in the Federal Government Information Technology Services field. Prior to founding iSYS, Mr. Kang was a Division Manager for Science Applications International Corporation (SAIC). His responsibilities included the Combined DNA Index System (CODIS), a marquee program for the FBI Laboratory Division. As the Engineering Manager for Northrop Grumman Corporation, Mr. Kang played a critical role in the successful management of the Defense Medical Information Systems/Systems Integration, Design Development, Operations and Maintenance Services (D/SIDDOMS) contract from its inception with zero revenues to a program of $190 million in sales.  Mr. Kang received a Bachelor and a Masters Degrees in Computer Science and Computer Systems Management from the University of Maryland.

EXECUTIVE COMPENSATION

Summary Compensation Table

    The following table contains information about the Chief Executive Officer and the four other most highly paid executive officers whose total compensation earned during 2010 exceeded $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Steve Komar (4) Chairman, President & Chief Executive Officer	2010	192,500	6,750	-	7,200	206,450
	2009	180,000	-	-	7,200	187,200

James McCubbin (5) Executive Vice President, Chief Financial Officer, Secretary and Treasurer	2010	192,500	6,750	-	6,600	206,450
	2009	180,000	20,000	-	6,000	206,000

Ronald Oxley Executive Vice President, Sales and Marketing	2010	180,000	5,850	-	-	185,850
	2009	180,000	-	9,490	-	189,490

Dan Turissini (6) Chief Technology Officer and Chief Executive Officer of ORC	2010	250,000	-	-	-	250,000
	2009	250,000	-	-	-	250,000

Jin Kang (7) Chief Executive Officer of iSYS	2010	250,000	72,500	-	-	322,500
	2009	250,000	-	15,845	-	265,845

(1) Reference is made to Note 2 to the consolidated financial statements contained herein, with respect to the calculation of such amounts. As further described below under the heading Outstanding Equity Awards at Fiscal Year-End and in Note 2 to the consolidated financial statements contained herein, on May 11, 2009, 950,000 options held by management and other employees were cancelled and replaced with replacement options to such individuals. The amounts recognized in this column represent the proportion of earned fair market value of the Replacement Options (as defined below) over the Cancelled Options (as defined below) attributable to the applicable individual as a result of the cancellation of the Cancelled Options and the issuance of the Replacement Options.

(2) For Mr. Komar, includes a monthly home office and phone allowance of $600.  For Mr. McCubbin, includes a monthly home office allowance of $500 through June 30,2010, and then $600 monthly thereafter.

(3) Represents Directors’ fees received in connection with the individual’s position as a director of the Company.

(4) Mr. Komar’s annual salary was increased pursuant to his employment agreement with  the Company, dated August 13, 2010. Mr. Komar’s salary increased to $205,000 per annum for the first twelve month period of the employment agreement, and was scheduled to increase to $230,000 per annum for the second twelve month period of the employment agreement and $255,000 per annum for the optional third twelve month period of the employment agreement.  As of the date hereof, Mr. Komar’s salary has not been increased to $230,000 pursuant to the terms of his employment agreement.  Mr. Komar and the Company are in discussions regarding such increase.

(5) Mr. McCubbin’s annual salary was increased pursuant to his employment agreement with the Company, dated August 13, 2010. Mr. McCubbin’s salary increased to $205,000 per annum for the first twelve month period of the employment agreement, and was scheduled to increase to $230,000 per annum for the second twelve month period of the employment agreement and $255,000 per annum for the optional third twelve month period of the employment agreement.  As of the date hereof, Mr. McCubbin’s salary has not been increased to $230,000 pursuant to the terms of his employment agreement.  Mr. McCubbin and the Company are in discussions regarding such increase.

(6) Mr. Turissini’s annual salary was increased by $25,000 to a total of $250,000 in July 2009 in connection with the extension of his employment agreement for an additional two years.

(7) Mr. Kang’s annual salary was increased by $25,000 to a total of $250,000 in July 2009.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding warrants, options and stock awards held by the named executive officers at December 31, 2010, including the number of shares underlying both exercisable and unexercisable portions of each stock option and warrant, as well as the exercise price and expiration date of each outstanding option.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Unvested Shares of Stock (#)	Market Value of Unvested Shares of Stock ($)	Equity Incentive Plan Awards: Unearned Shares or other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Rights that have not Vested ($)
Steve L. Komar, Chairman, President & Chief Executive Officer	425,000 50,000 50,000	- - -	- - -	$0.07 $0.09 $0.13	7/7/2012 4/24/2013 12/31/2013	-	-	250,000	$305,000
James T. McCubbin, Executive Vice President, Chief Financial Officer, Secretary and Treasurer	-	- -	- -	-	-	-	-	250,000	$305,000
Ronald Oxley Executive Vice President, Sales & Marketing	12,000 50,000 -	- - 250,000	- - -	$2.80 $0.54 $0.83	8/15/2016 8/15/2016 7/25/2018	-	-	-	-
Daniel Turissini, Chief Technology Officer and Chief Executive Officer of ORC	470,000	-	-	$0.76	9/14/2015	-	-	-	-
Jin Kang President iSYS, LLC	315,000	-	-	$0.54	1/4/2013	-	-	-	-

450,000 options were exercised in 2010 by James T. McCubbin and no options were exercised by the remaining named executive officers in 2010.

On May 11, 2009, the Company’s Compensation Committee of the Board of Directors voted to cancel 950,000 options held by management and other employees (the “Cancelled Options”) and issue replacement options to such individuals (the “Replacement Options”). The optionees all concurred with such action by the Compensation Committee. The Cancelled Options had varying exercise prices ranging from $0.85 to $2.80 with a weighted average exercise price of $1.06 per share. The exercise price of the Replacement Options was set at $0.54 per share. Other than the exercise price per share, there are no differences in the terms between the Cancelled Options and the Replacement Options. The incremental additional fair value of the Replacement Options was calculated to be approximately $64,000, which was determined by calculating the fair value of the Cancelled Options as they existed on May 11, 2009 immediately prior to cancellation as compared to the fair value on the same date of the exercise price of the Replacement Options. This amount of additional fair value of the Replacement Options will be recognized over the vesting period of the Replacement Options. Since some of the Replacement Options were fully vested at May 11, 2009, there was an expense of approximately $45,000 recognized in the three months ended June 30, 2009 as a result of the cancellation of the Cancelled Options and the issuance of the Replacement Options.

Employment Agreements and Compensation Arrangements; Termination and Change in Control Provisions

The following describes the terms of employment agreements between the Company and the named executive officers and sets forth information regarding potential payments upon termination of employment or a change in control of the Company.  As of the date hereof, the prior employment agreement between the Company and Ronald Oxley, our Executive Vice President – Business Development and Director, has expired. The Company and Mr. Oxley are in discussions regarding a future compensation arrangement.

Mr. Komar. On August 13, 2010, we entered into an employment agreement with Steve Komar, our Chief Executive Officer and President, effective as of July 1, 2010, which replaced Mr. Komar’s prior employment agreement, dated July 1, 2002, which expired by its terms on June 30, 2010.  The new employment agreement has an initial term expiring on June 30, 2012 with one twelve-month renewal option period. The agreement provides for (1) a base salary of $205,000 for the first year of the term, $230,000 for the second year of the term, and $255,000 for the optional third year of the term, (2) a home office/automobile expense allowance of $500 per month to cover such expenses incurred in the pursuit of our business; (3) a phone allowance of $100 per month to cover such expenses incurred in the pursuit of our business; (4) reimbursement for additional actual business expenses consistent with our existing policies that have been incurred for our benefit; (5) paid medical and other benefits consistent with our existing policies with respect to our key executives, as such policies may be amended from time to time in the future; and (6) performance incentive bonuses as may be granted annually at the discretion of the Compensation Committee of the Board.

The employment agreement contains a severance provision which provides that upon the termination of his employment without Cause (as described below) or his voluntary resignation for a Good Reason (as described below), Mr. Komar will receive severance compensation equal to the greater of (a) an amount equal to twelve (12) months of his base salary then in effect, or (b) an amount equal to Mr. Komar’s base salary for the remainder of the term of the employment agreement.  The employment agreement further provides that if within two years after a change in control of the Company there occurs any termination of Mr. Komar for any reason other than for Cause or a voluntary resignation without a Good Reason, then the Company will be required to pay to Mr. Komar a one time severance payment equal to the greater of (a) an amount equal to eighteen (18) months of his base salary then in effect, or (b) an amount equal to Mr. Komar’s base salary for the remainder of the term of the employment agreement.  If Mr. Komar’s employment terminates for any reason other than for Cause or a voluntary retirement without Good Reason, Mr. Komar will be eligible to participate, at the Company’s expense, in all executive medical and dental plans provided by the Company for the remainder of the term of the employment agreement.  Mr. Komar will receive a payment equal to any excise, income and other taxes resulting from the imposition of parachute penalties of the Internal Revenue Code or applicable state tax law.

Termination of Mr. Komar’s employment by the Company shall be deemed for “Cause” if, and only if, it is based upon (i) conviction of a felony by a federal or state court of competent jurisdiction; (ii) material disloyalty to the Company such as embezzlement or misappropriation of corporate assets; or (iii) engaging in unethical or illegal behavior which is of a public nature, brings the Company into disrepute, and results in material damage to the Company.  A resignation by Mr. Komar shall not be deemed to be voluntary and shall be deemed to be a resignation with “Good Reason” if it is based upon (i) a diminution in Mr. Komar’s title, duties, or salary; (ii) a material reduction in benefits; (iii) a direction by the Board of Directors that Mr. Komar report to any person or group other than the Board of Directors, or (iv) a geographic relocation of the Company’s primary business operations outside of the Washington Metropolitan Area.

In the event of the death or permanent disability of Mr. Komar, Mr. Komar or his estate will receive a one time payment equal to the amount of base salary owed to Mr. Komar for the remainder of the term as if the employment agreement had not been terminated by Mr. Komar’s disability or death and all granted but unvested stock options shall be immediately vested and the period of exercise extended for an additional 2 years

        Mr. McCubbin. On August 13, 2010, we entered into an employment agreement with James T. McCubbin, our Executive Vice President, Chief Financial Officer, Secretary and Treasurer, effective as of July 1, 2010, which replaced Mr. McCubbin’s prior employment agreement, dated July 1, 2002, which expired by its terms on June 30, 2010.  The new employment agreement has an initial term expiring on June 30, 2012 with one twelve-month renewal option period.  The agreement provides for (1) a base salary of $205,000 for the first year of the term, $230,000 for the second year of the term, and $255,000 for the optional third year of the term, (2) a home office/automobile expense allowance of $500 per month to cover such expenses incurred in the pursuit of our business; (3) a phone allowance of $100 per month to cover such expenses incurred in the pursuit of our business; (4) reimbursement for additional actual business expenses consistent with our existing policies that have been incurred for our benefit; (5) paid medical and other benefits consistent with our existing policies with respect to our key executives, as such policies may be amended from time to time in the future; and (6) performance incentive bonuses as may be granted annually at the discretion of the Compensation Committee of the Board of Directors.

The employment agreement contains a severance provision which provides that upon the termination of his employment without Cause (as described below) or his voluntary resignation for a Good Reason (as described below), Mr. McCubbin will receive severance compensation equal to the greater of (a) an amount equal to twelve (12) months of his base salary then in effect, or (b) an amount equal to Mr. McCubbin’s base salary for the remainder of the term of the employment agreement.  The employment agreement further provides that if within two years after a change in control of the Company there occurs any termination of Mr. McCubbin for any reason other than for Cause or a voluntary resignation without a Good Reason, then the Company will be required to pay to Mr. McCubbin a one time severance payment equal to the greater of (a) an amount equal to eighteen (18) months of his base salary then in effect, or (b) an amount equal to Mr. McCubbin’s base salary for the remainder of the term of the employment agreement.  If Mr. McCubbin’s employment terminates for any reason other than for Cause or a voluntary retirement without Good Reason, Mr. McCubbin will be eligible to participate, at the Company’s expense, in all executive medical and dental plans provided by the Company for the remainder of the term of the employment agreement.  Mr. McCubbin will receive a payment equal to any excise, income and other taxes resulting from the imposition of parachute penalties of the Internal Revenue Code or applicable state tax law.

Termination of Mr. McCubbin’s employment by the Company shall be deemed for “Cause” if, and only if, it is based upon (i) conviction of a felony by a federal or state court of competent jurisdiction; (ii) material disloyalty to the Company such as embezzlement or misappropriation of corporate assets; or (iii) engaging in unethical or illegal behavior which is of a public nature, brings the Company into disrepute, and results in material damage to the Company.  A resignation by Mr. McCubbin shall not be deemed to be voluntary and shall be deemed to be a resignation with “Good Reason” if it is based upon (i) a diminution in Mr. McCubbin’s title, duties, or salary; (ii) a material reduction in benefits; (iii) a direction by the Board of Directors that Mr. McCubbin report to any person or group other than the Board of Directors, or (iv) a geographic relocation of the Company’s primary business operations outside of the Washington Metropolitan Area.

           In the event of the death or permanent disability of Mr. McCubbin, Mr. McCubbin or his estate will receive a one time payment equal to the amount of base salary owed to Mr. McCubbin for the remainder of the term as of the employment agreement had not been terminated by Mr. McCubbin’s disability or death and all granted but unvested stock options shall be immediately vested and the period of exercise extended for an additional 2 years.

Mr. Turissini. On October 24, 2004, the Company entered into an employment agreement with Daniel Turissini, our Chief Technology Officer and the Chief Executive Officer of our wholly owned subsidiary, Operational Research Consultants, Inc. (“ORC”).  The employment agreement had an initial term expiring on October 25, 2006.  On July 25, 2007, the Company entered into an addendum to the employment agreement that provided that Mr. Turissini’s employment agreement shall be annually renewable through October 24, 2009.  On July 15, 2009, the Company entered into an addendum to the employment agreement that provided that the term of Mr. Turissini’s employment agreement shall extend through October 31, 2011. The agreement, as amended pursuant to the July 15, 2009 addendum, provides for: (1) a base salary of $250,000 per year; (2) reimbursement for additional actual business expenses consistent with our existing policies that have been incurred for our benefit; (3) paid medical and other benefits consistent with our existing policies with respect to our key executives, as such policies may be amended from time to time in the future; and (4) performance incentive bonuses as may be granted annually at the discretion of the Compensation Committee of the Board of Directors.

The employment agreement also contains a termination provision.  Mr. Turissini’s employment period will continue from the date of his agreement on October 24, 2004 until October 31, 2011 unless terminated earlier by (a) Mr. Turissini’s death or permanent disability which renders him unable to perform his duties hereunder (as determined by ORC and WidePoint in their good faith judgment), (b) Mr. Turissini’s resignation, commencing from and after the third anniversary date of his employment agreement, upon prior written notice to ORC and WidePoint of 90 days before the annual anniversary date of his employment agreement, or (c) ORC and/or WidePoint for Cause.  Mr. Turissini’s employment agreement defines “Cause” as (i) the repeated failure or refusal of Mr. Turissini to follow the lawful directives of ORC, WidePoint or their designee (except due to sickness, injury or disabilities), after prior notice to Mr. Turissini and a reasonable opportunity to cure by Mr. Turissini of up to 30 days, (ii) gross inattention to duty or any other willful, reckless or grossly negligent act (or omission to act) by Mr. Turissini, which, in the good faith judgment of ORC and WidePoint, materially injures ORC or WidePoint, including the repeated failure to follow the policies and procedures of ORC or WidePoint, after prior notice to Mr. Turissini and a reasonable opportunity to cure by Mr. Turissini of up to 30 days, (iii) a material breach of the employment agreement by Mr. Turissini, after prior notice to Mr. Turissini and a reasonable opportunity to cure by Mr. Turissini of up to 30 days, (iv) the commission by Mr. Turissini of a felony or other crime involving moral turpitude or the commission by Mr. Turissini of an act of financial dishonesty against ORC or WidePoint or (v) a proper business purpose of ORC or WidePoint, which shall be limited only to a decrease in the staffing of the office in which Mr. Turissini is working or the elimination of the position filled by Mr. Turissini as a result of a material decrease in revenues and/or profits at the office in which Mr. Turissini is working, but with other cost cutting measures and the termination of other employees at such office being first considered and instituted as determined in the sole judgment of ORC and WidePoint prior to the termination of Mr. Turissini; provided, however, that in the event ORC terminates Mr. Turissini under subparagraph (v), then (I) the scope of the non-compete under Paragraph 5 of the employment agreement shall be limited to the products and services offered by ORC as of the termination of Mr. Turissini under subparagraph (v), and (II) ORC shall pay to Mr. Turissini his salary and benefits each month for the six month period immediately following such termination..

Mr. Turissini’s employment agreement further provides that for one year following the termination of Mr. Turissini’s employment agreement as a result of his resignation or a termination by ORC or WidePoint for Cause, Mr. Turissini will not own, manage, control, participate in, consult with, advertise on behalf of, render services for or in any manner engage in any competitive business of soliciting or providing any computer, technology, information technology, consulting or any other services and/or products of any type whatsoever to any federal, state and/or local governments and/or to any existing or targeted customers or clients of ORC and/or WidePoint; nor shall Mr. Turissini attempt to influence any then existing or targeted customers, clients or suppliers of ORC or WidePoint to curtail any business they are currently, or in the last 36 months have been, transacting with ORC or WidePoint. Furthermore, during such period, Mr. Turissini shall not, without ORC’s or WidePoint’s prior written consent, knowingly solicit or encourage any existing employee or recruit to leave or discourage their employment with ORC or WidePoint.

The Company’s employment agreement with Mr. Turissini expired on October 31, 2011.  The Company and Mr. Turissini are in discussions regarding a future compensation arrangement.

Mr. Kang.  In January 2008, Jin Kang entered into an Employment and Non-Compete Agreement with iSYS, LLC and WidePoint, pursuant to which Mr. Kang serves as the President of iSYS. The agreement provides for (1) a base salary of $225,000 per year, which may be increased by the Company on an annual basis to reflect merit increases and which was increased in July 2009 to a base salary of $250,000, (2) reimbursement for business expenses consistent with our existing policies that have been incurred for our benefit, (3) paid medical and other benefits consistent with our existing policies with respect to our key executives, as such policies may be amended from time to time in the future, and (4) performance incentive bonuses as may be granted at the discretion of the Compensation Committee of the Board of Directors.

        The agreement also contains a termination provision. His employment period will continue from the date of his agreement, January 4, 2008 until he is terminated either by (a) Mr. Kang’s death or permanent disability, (b) Mr. Kang’s resignation (other than for Good Reason), upon prior written notice to WidePoint and iSYS of 90 days, or (c) iSYS or WidePoint for Cause. Mr. Kang’s employment agreement defines “Cause” as (i) the repeated failure or refusal of Mr. Kang to follow the lawful directives of iSYS, WidePoint or their designee (except due to sickness, injury or disabilities), after prior notice to Mr. Kang and a reasonable opportunity to cure by Mr. Kang of up to 30 days, (ii) gross inattention to duty or any other willful, reckless or grossly negligent act (or omission to act) by Mr. Kang, which, in the good faith judgment of WidePoint or iSYS, materially injures WidePoint or iSYS, including the repeated failure to follow the policies and procedures of WidePoint or iSYS, after prior notice to Mr. Kang and a reasonable opportunity to cure by Mr. Kang of up to 30 days, (iii) a material breach of his employment agreement by Mr. Kang, after prior notice to Mr. Kang and a reasonable opportunity to cure by Mr. Kang of up to 30 days or (iv) the conviction by Mr. Kang of a felony or other crime involving moral turpitude or the commission by Mr. Kang of an act of financial dishonesty against WidePoint or iSYS. Good Reason shall mean (i) a material breach of the employment agreement by WidePoint or iSYS, subject to written notice and an opportunity to cure of up to 30 days, (ii) any material adverse alteration or diminution of Mr. Kang’s duties, subject to written notice and an opportunity to cure of up to 30 days, and (iii) the relocation of iSYS’ principal executive offices to a location more than 50 miles from its present location.

Upon termination of Mr. Kang’s employment without Cause or by Mr. Kang for Good Reason (as defined in Mr. Kang’s employment agreement), iSYS shall pay to Mr. Kang (i) any unpaid base salary as of the date of termination, (ii) in the event that the termination occurs prior to the third anniversary of WidePoint’s acquisition of iSYS, base salary from the date of termination until the third anniversary of WidePoint’s acquisition of iSYS, (iii) a pro rata portion of any bonus payable to Mr. Kang in respect of the year in which the termination occurs and (iv) reimbursement of outstanding business expenses.

        Mr. Kang’s employment agreement further provides that during the employment period and for two years following the termination of Mr. Kang’s employment as a result of his resignation other than for Good Reason or a termination by WidePoint or iSYS for Cause, Mr. Kang will not own, manage, control, participate in, consult with, advertise on behalf of, render services for or in any manner engage in any competitive business of soliciting or providing any computer, technology, information technology, consulting or any other services and/or products of any type whatsoever to any federal, state and/or local governments and/or to any existing or targeted customers or clients of WidePoint and iSYS; nor shall Mr. Kang attempt to influence any then existing or targeted customers, clients, consultants or suppliers of WidePoint or iSYS to curtail any business they are currently, or in the last 36 months have been, transacting with WidePoint or iSYS. Furthermore, during such period, Mr. Kang shall not, without the prior written consent of WidePoint and iSYS, knowingly solicit or encourage any existing employee, consultant or recruit to leave or discourage their employment with WidePoint or iSYS.

Stock Options

2008 Stock Incentive Plan.  Effective December 18, 2007, the Board of Directors adopted, and in December 2008 our stockholders approved, our 2008 Stock Incentive Plan (the “Original 2008 Plan”).  On November 9, 2009, the Board adopted, and on December 15, 2009 our stockholders approved, an amendment to the Original 2008 Stock Incentive Plan (as so amended, the “2008 Plan”).  The 2008 Plan provides for the award of a variety of equity-based incentives, including stock awards, stock options, stock appreciation rights, phantom shares, performance unit appreciation rights, dividend equivalents, restricted stock awards and awards of restricted stock units (collectively, “Stock Incentives”).  The 2008 Plan is administered by the Company’s Compensation Committee.  The vesting and exercisability of any Stock Incentives granted under the 2008 Plan is subject to the determination of and criteria set by the Compensation Committee.

Subject to ratification by the Company’s stockholders of the Original 2008 Plan, options were granted on January 2, 2008 by the Company’s Board of Directors under the Original 2008 Plan to Mr. Kang in connection with the Company’s acquisition of iSYS, LLC, with such options being for the purchase of a total of 315,000 shares of common stock at a price of $0.85 per share through January 4, 2013, and with such options being fully exercisable as of April 5, 2008.  Also, subject to ratification by the Company’s stockholders of the Original 2008 Plan, options were granted on July 25, 2008 by the Company’s Board under the Original 2008 Plan to Mr. Oxley upon his appointment as Executive Vice President of the Company, with such options being for the purchase of a total of 250,000 shares of common stock at a price of $0.81 per share through July 15, 2018, and with such options being fully exercisable on July 25, 2015, provided that the vesting of such option may be accelerated based on the achievement of certain performance objectives.

On May 11, 2009, the Company’s Compensation Committee voted to cancel 950,000 Canceled Options previously then held by management and other employees and issue the Replacement Options replacement options to such individuals under the Original 2008 Plan.  The optionees all concurred with such action by the Compensation Committee. The Cancelled Options had varying exercise prices ranging from $0.85 to $2.80 with a weighted average exercise price of $1.06.  The exercise price of the Replacement Options was set at $0.54.  Other than with respect to the exercise price, there are no differences in the terms between the Cancelled Options and the Replacement Options.  The incremental additional fair value of the Replacement Options was calculated to be approximately $64,000, which was determined by calculating the fair value of the Cancelled Options as they existed on May 11, 2009 immediately prior to cancellation as compared to the fair value on the same date of the exercise price of the Replacement Options. This amount of additional fair value of the Replacement Options will be recognized over the vesting period of the Replacement Options.  Since some of the Replacement Options were fully vested at May 11, 2009, there was an expense of approximately $45,000 recognized in the three months ended June 30, 2009 as a result of the cancellation of the Cancelled Options and the issuance of the Replacement Options.

Director Compensation

Directors who are not also officers or employees receive an annual fee of $12,000.  The following table sets forth director compensation for fees paid and stock option compensation expense recognized by the Company in 2010:

	Fees Earned	Option	All Other
	or Paid in Cash	Awards	Compensation	Total
Director Name	($)	($)(1)	($)	($)___
James Ritter	12,000	13,500	-	25,500
Morton Taubman	12,000	8,870	-	20,870
George Norwood	12,000	3,790	-	15,790
Otto Guenther	12,000	3,790	-	15,790

(1)           The amounts set forth in this column represent compensation expense as determined by the Black-Scholes calculation recognized by the Company in 2008 with respect to options grants, if any, in 2010.  Reference is made to Note 2 to our financial statements contained herein with respect to the calculation of such expense.  The aggregate number of shares subject to outstanding options held by each director as of December 31, 2010 is as follows: Mr. Ritter, 75,000; Mr. Taubman, 62,000; General Norwood, 62,000; and General Guenther, 62,000.

WidePoint’s Director Compensation Plan includes both cash consideration and non-cash consideration consisting of quarterly fees and stock option grants.  It is designed to enable continued attraction and retention of qualified directors.  It currently includes options granted under the Company’s 2008 Plan (described above) and formerly included options granted under the Company’s 1997 Directors Formula Stock Option Plan prior to the expiration of such plan.

Certain Related Person Transactions

A related person transaction is a consummated or currently proposed transaction in which the Company has been, is or will be a participant and the amount involved exceeds $120,000, and in which a related person (i.e., any director or executive officer or nominee for director, or any member of the immediate family of such person) has or will have a direct or indirect material interest.

The Company was not a participant in any related person transactions since the beginning of the Company’s last fiscal year and no such transactions are currently proposed, with the exception that on October 6, 2010 and November 18, 2010, James T. McCubbin, presently an officer and director of the Company, exercised, in the form of a cashless exercise, his warrant to purchase an aggregate of 450,000 shares of common stock of the Company, which warrant was previously issued to such individual pursuant to a Warrant Purchase Agreement, dated January 2, 2001, by and between the Company and each such individual. As a result of his exercise of such warrant, James T. McCubbin, was issued 450,000 shares of common stock of the Company.

OTHER INFORMATION

We maintain an internet website at http://www.widepoint.com.  Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendment to those reports, are available free of charge on our website immediately after they are filed with or furnished to the Securities and Exchange Commission.  WidePoint’s Code of Business Conduct, Corporate Governance Principles and Charters of the Committees of the Board of Directors are also available free of charge on our website or by writing to WidePoint Corporation, Midwest Office Center, 18W100 22nd Street, Suite 124, Oakbrook Terrace, Illinois 60181, c/o Corporate Secretary.  WidePoint’s Code of Business Conduct applies to all directors, officers (including the Chief Executive Officer and Chief Financial Officer) and employees. Amendments to or waivers of the Code of Conduct granted to any of the Company’s directors or executive officers will be published on our website within five business days of such amendment or waiver.

Stockholder Proposals for 2012 Annual Meeting

Proposals of stockholders intended to be presented at the 2012 Annual Meeting must be received by the Secretary of the Company, Midwest Office Center, 18W100 22nd Street, Suite 124, Oakbrook Terrace, Illinois 60181, no later than July 13, 2012 in order for them to be considered for inclusion in the 2012 Proxy Statement.  Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission.  A stockholder desiring to submit a proposal to be voted on at next year’s Annual Meeting of Stockholders, but not desiring to have such proposal included in next year’s proxy statement relating to that meeting, should submit such proposal to the Company by September 26, 2012.  Failure to comply with that advance notice requirement will permit management to use its discretionary voting authority if and when the proposal is raised at the Annual Meeting without having had a discussion of the proposal in the proxy statement.

OTHER MATTERS

Management is not aware of any other matters to be considered at the Annual Meeting.  If any other matters properly come before the Annual Meeting, the persons named in the enclosed Proxy will vote said Proxy in accordance with their discretion.

By Order of the Board of Directors

James T. McCubbin Secretary
November 10, 2011

PROXY

WIDEPOINT CORPORATION
Midwest Office Center
18W100 22nd Street, Suite 124
Oakbrook Terrace, Illinois  60181

This proxy is solicited by the Board of Directors for the ANNUAL MEETING OF STOCKHOLDERS of WidePoint Corporation, a Delaware corporation (the “Company”), on December 19, 2011, 10:00 a.m., local time.

The undersigned appoints James Ritter and George Norwood, and each of them, a proxy of the undersigned, with full power of substitution, to vote all shares of common stock, par value $.001 per share, of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on December 19, 2011, or at any and all adjournment(s) thereof, with all powers the undersigned would have if personally present.

The Board of Directors recommends voting FOR the following proposals:			Please mark your votes as indicated in this example	☒
1. To Elect Directors FOR the nominees listed to the right (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for the nominees listed to the right ☐		CLASS II DIRECTORS – STEVE L. KOMAR AND JAMES MCCUBBIN (INSTRUCTION: To withhold authority for a nominee, write that nominee’s name on the space provided below).
2. Proposal to ratify the selection of Moss Adams LLP as the independent accountants for the Company for the current fiscal year.
FOR ☐	AGAINST ☐	ABSTAIN ☐
3. In their discretion the Proxies are authorized to vote upon such other business as properly may come before the meeting.
FOR ☐	AGAINST ☐	ABSTAIN ☐

Sign exactly as your name appears hereon.  When signing in a representative or fiduciary capacity, indicate title.  If shares are held jointly, each holder should sign.

Date                                                    , 2011

Signature of Stockholder(s)

THE SHARES WILL BE VOTED AS DIRECTED ABOVE, AND WITH RESPECT TO OTHER MATTERS OF BUSINESS PROPERLY BEFORE THE MEETING AS THE PROXIES SHALL DECIDE.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.